Exhibit 99.1

Investor Contact	1775 Tysons Boulevard, 7th Floor
Ian Weissman	Tysons, VA 22102
+ 1 571 302 5591	www.pkhotelsandresorts.com

Park Hotels & Resorts Inc. Provides Business Update

TYSONS, VA (September 14, 2020) – Park Hotels & Resorts Inc. (“Park” or the “Company”) (NYSE: PK) today provided an operational and liquidity update.

Highlights

•	Reopened 14 hotels since June, increasing the total number of hotels open to 46 of 60 hotels (77%), or 59% of total room count;

•	Occupancy improved to 32.3% for Park’s 33 consolidated hotels open during the entirety of July and 38.8% for Park’s 37 consolidated hotels open during the entirety of August;

•

Initiated permanent property-level full-time staff reductions, representing expected future annual savings of $50 million to $70 million throughout the portfolio based on 2019 operations; continuing its efforts to remove costs from the hotel operating model;

•

Agreed to an increase in aggregate commitments under the revolving credit facility (the “Revolver”) and near-term liquidity by $75 million to $1.075 billion and agreed to extend $901 million of the aggregate commitments for two years to December 2023; and

•

Agreed to amend its bank credit facilities to obtain additional financial covenant relief and increase its carve out for acquisitions funded with equity proceeds from $500 million to $1 billion, among other amended provisions.

Thomas J. Baltimore, Jr., Chairman and Chief Executive Officer, stated, “I am extremely pleased with the progress we have made on many fronts as we continue to navigate this crisis. Over the past couple of months, we have opened additional hotels and experienced better than expected results through July and August, and we have begun to quantify and execute on cost-savings initiatives as we work with our operating and brand partners to reposition the operating model. Additionally, we have completed an amendment process with our lending partners to extend our revolving credit facility by two years, further improving our liquidity position and providing us additional flexibility as we look to turn the corner and pursue opportunities as they develop in the coming months. I would like to personally thank all of our partners and stakeholders for their efforts in support of Park as we weather this global pandemic.”

Hotel Reopening Update

•	Reopened 10 hotels in July, 2 hotels in August and 2 hotels to date in September;

•

Expects to reopen an additional 12 hotels during the 4th quarter, increasing the total number of open hotels to 58, or 97% of the portfolio room count, with the remaining 2 suspended hotels expected to open in Q1 2021;

•	The current status of Park’s hotels as of September 14, 2020 is as follows:

Consolidated Hotels

Status	Number of Hotels	Total Rooms	Rooms Suspended	Rooms Available	Percentage of Rooms Suspended
Open	39	15,365	3,397	11,968	22%
Operations suspended	14	13,566	13,566	—	100%

Total	53	28,931	16,963	11,968	59%

Unconsolidated Hotels

Status	Number of Hotels	Total Rooms(1)	Rooms Suspended	Rooms Available	Percentage of Rooms Suspended
Open	7	4,297	1,682	2,615	39%
Operations suspended	—	—	—	—	—%

Total	7	4,297	1,682	2,615	39%

(1)	Includes total number of rooms at unconsolidated hotels.

Operational Update

•

The below table reflects changes in Pro-forma ADR, Occupancy and RevPAR for each month in 2020 compared to the same period in 2019 and Pro-forma Occupancy for 2020 for all of Park’s current 53 consolidated hotels during each month presented:

	Change in Pro-forma ADR	Change in Pro-forma Occupancy		Change in Pro-forma RevPAR	Pro-forma Occupancy
January	(1.0)%	1.6	% pts	1.2%	73.8%
February	(0.7)	0.9		0.4	79.2
March	(10.1)	(49.4)		(63.8)	33.3
April	(47.0)	(80.9)		(97.6)	3.9
May	(54.1)	(79.9)		(97.3)	4.9
June	(36.5)	(78.5)		(93.0)	9.7
July	(31.7)	(71.3)		(88.3)	14.7
August	(38.1)	(65.5)		(85.4)	20.3

•

The below table reflects changes in Pro-forma ADR, Occupancy and RevPAR for each month in 2020 compared to the same period in 2019 and Pro-forma Occupancy for 2020 for consolidated hotels open during the entirety of each month presented:

	Number of Consolidated Hotels Open	Change in Pro-forma ADR	Change in Pro-forma Occupancy		Change in Pro-forma RevPAR	Pro-forma Occupancy
January	53	(1.0)%	1.6	% pts	1.2%	73.8%
February	53	(0.7)	0.9		0.4	79.2
MarchMarch	25	(13.2)	(44.9)		(60.9)	36.9
April	18	(41.8)	(72.1)		(90.3)	14.4
May	18	(49.7)	(65.7)		(88.1)	20.4
June	22	(48.6)	(58.5)		(82.5)	30.2
July	33	(24.3)	(53.4)		(71.5)	32.3
August	37	(28.6)	(42.2)		(65.8)	38.8

•

Park’s estimated hotel level break-even occupancy is 35% to 40%, assuming a 15% to 20% decrease in ADR compared to the comparable period in 2019. For the month of July 2020, the Company had 11 hotels reach operational break-even levels (inclusive of one unconsolidated joint venture hotel).

Liquidity Update

Park had cash and cash equivalents of $1,248 million, including $35 million of restricted cash as of July 31, 2020. Park’s actual monthly average burn rate during the second quarter of 2020 was $59 million based on operations during that period and was reduced to $51 million during July 2020. With current total liquidity of $1.5 billion, including the $0.3 billion of available capacity remaining under the Company’s revolving credit facility, and a burn rate of approximately $50 million per month, which takes into account current operations from both open and suspended hotels and uses an accrual-based methodology, Park estimates it currently has approximately two and a half years of liquidity available to meet its financial obligations.

This estimate does not take into account capital expenditures (which were reduced by 75% in 2020 to approximately $4 million per month) or any possible alternative sources of revenue that may arise, any hotel property dispositions for the remainder of the year or payment of cash dividends or other distributions not already declared and paid in 2020, if any. This estimate also does not take into account the impact of the amendments to the credit facility as discussed further below. The estimated burn rate has not been reduced by any amount available to Park under existing or future debt facilities, or proceeds from issuance of any additional debt, equity or equity-linked securities.

Park continues to take proactive measures to reduce the near-term burn rate, including deferral of payments, hiring freezes and other cost reduction measures.

Credit Facility Amendments

Park announced today that it has entered into further amendments (the “September Credit Amendments”) to its Revolver, its $631 million term loan due December 2021 (the “2016 Term Loan”) and its existing $670 million term loan (the “2019 Term Loan”). The effectiveness of the September Credit Amendments is subject to certain conditions, including the prepayment in full of the 2016 Term Loan using the proceeds of certain permitted capital markets transactions (such effective date, the “Amendments Effective Date”).

The September Credit Amendments will increase the commitments under the Revolver by $75 million to $1.075 billion, extend the waiver period for the testing of the financial covenants from the date the financial statements are delivered for the quarter ending June 30, 2021 to the date the financial statements are delivered for the quarter ended March 31, 2022, and extend the maturity of the Revolver to December 2023 with respect to 90.1% of the Revolver commitments as of the Amendments Effective Date.

Key terms of the September Credit Amendments include the following:

•	Increase in the commitments under the Revolver by $75 million to $1.075 billion;

•

Extension of the Revolver maturity date from December 2021 to December 2023 with respect to $901 million of the commitments under the Revolver as of the Amendments Effective Date, including all $75 million of the increased Revolver commitments;

•

Extension of the existing waiver period for testing of the financial covenants, providing covenant relief until the date the financial statements are delivered for the first quarter of 2022, unless earlier terminated by Park at its discretion;

•	Extension of the temporary periods for which certain financial covenants are adjusted once quarterly testing of financial covenants resumes;

•

Increase of mandatory repayment carve out for equity issuances from $500 million to $1 billion, so long as proceeds from the issuances are used for capex and hotel acquisitions which become part of the unencumbered pool;

•

Existing guarantees by certain Park-affiliated entities remain in place until repayment of the Revolver and 2019 Term Loan and existing pledges of equity interests in Park-affiliated entities owning certain unencumbered assets remain in place during the extended waiver period and until the ratio of net debt to EBITDA falls below 6.50x for two consecutive quarters;

•	Extension of minimum liquidity covenant through December 2022 and adjustment to include, through December 24, 2021, 50% of the Revolver commitments that mature in December 2021;

•	Addition of ability to pay a $0.01 per share per fiscal quarter dividend during the extended waiver period; and

•	Modifications to certain restrictions and covenants for the duration of the extended waiver period, including certain mandatory prepayments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to Park’s current expectations regarding the effectiveness of the September Credit Amendments, the performance of its business, financial results, liquidity and capital resources, the effects of competition and the effects of future legislation or regulations, the expected completion of anticipated dispositions, the declaration and payment of future dividends, and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect its results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors is the potential adverse effect of COVID-19, including possible resurgences, on the Company’s financial condition, results of operations, cash flows and performance, its hotel management companies and its hotels’ tenants, and the global economy and financial markets. The extent to which COVID-19 impacts the Company, its hotel managers, tenants and guests at the Company’s hotels will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its effect, additional closures that may be mandated or advisable even after the reopening of certain of the Company’s hotels on a limited basis, whether due to an increased number of COVID-19 cases or otherwise, and the direct and indirect economic effects of the pandemic and containment measures, among others.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and Annual Report on Form 10-K for the year ended December 31, 2019, as such factors may be updated from time to time in Park’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Park

Park is the second largest publicly traded lodging REIT with a diverse portfolio of market-leading hotels and resorts with significant underlying real estate value. Park’s portfolio currently consists of 60 premium-branded hotels and resorts with over 33,000 rooms primarily located in prime city center and resort locations. Visit www.pkhotelsandresorts.com for more information.

PARK HOTELS & RESORTS INC.

DEFINITIONS

Occupancy

Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of our hotels as a result of COVID-19, unless otherwise noted. Occupancy measures the utilization of the Company’s hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help management determine achievable Average Daily Rate (“ADR”) levels as demand for rooms increases or decreases.

Average Daily Rate

ADR represents rooms revenue divided by total number of room nights sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the hotel industry, and management uses ADR to assess pricing levels that the Company is able to generate by type of customer, as changes in rates have a more pronounced effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Revenue per Available Room

Revenue per Available Room (“RevPAR”) represents rooms revenue divided by the total number of room nights available to guests for a given period. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of our hotels as a result of COVID-19. Management considers RevPAR to be a meaningful indicator of the Company’s performance as it provides a metric correlated to two primary and key factors of operations at a hotel or group of hotels: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods.

References to RevPAR and ADR are presented on a currency neutral basis (prior periods are reflected using current period exchange rates), unless otherwise noted.

Pro-forma

The Company presents certain data for its consolidated hotels on a pro-forma hotel basis as supplemental information for investors: Pro-forma RevPAR, Pro-forma Occupancy and Pro-forma ADR. The Company presents pro-forma hotel results to help the Company and its investors evaluate the ongoing operating performance of its hotels. The Company’s pro-forma metrics exclude results from property dispositions and include results from property acquisitions as though such acquisitions occurred on January 1, 2019.